UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2010

SANSWIRE CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-235332	88-0292161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17501 Biscayne Blvd., Suite 430, Aventura, Florida 33160
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (786) 288-0717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related AuditReport or Completed Interim Review

On September 15, 2010, our management concluded that information contained in the company’s financial statements regarding telecommunications revenue during the periods 2002 through 2004 should not be relied upon.   This conclusion is based upon the statements made by Timothy M. Huff, the Company’s former Chief Executive Officer and director, in connection with a plea of guilty entered by Mr. Huff in the action titled United States of America v. Timothy Huff (Case No. 09—60295-CR-Middlebrook). According to the documents filed in that proceeding, Mr. Huff, while employed at GlobeTel, created fraudulent invoices resulting in general ledger entries which were then incorporated into the Company’s financial statements.

Given the age of the transactions, the previous disclosure of issues associated with the Company’s telecommunication revenue, and the pendency of related actions, the Company is unable to quantify the extent of the issue or assess the materiality of the errors. The Company’s management is currently evaluating whether this information concerning the 2002 through 2004 transactions will necessitate a restatement of the Company’s condensed consolidated balance sheets and the related condensed consolidated statements of operations, condensed consolidated stockholders’ equity and condensed consolidated statement of income for the periods specified above.    If the Company determines that restatements are necessary, Management can not give any assurance that the Company has the ability to complete such restatements due to the historical nature of the financial information.  Management has discussed the above with our independent accountants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sanswire Corp.
(Registrant)

Date: September 30, 2010	/s/ Glenn Estrella
Glenn Estrella, CEO